EXHIBIT 99.1

Standard Parking Corporation Announces Closing of Common Stock Offering by Selling Stockholders

CHICAGO, Nov. 16, 2009 (GLOBE NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN) today announced the closing of the previously disclosed secondary offering of 6,592,906 shares of its common stock at $16.00 per share by GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund Ltd., GSO Special Situations Overseas Benefit Plan Fund Ltd., GSO Capital Opportunities Fund LP and CML VII, LLC.

Credit Suisse Securities (USA) LLC and William Blair & Company, L.L.C. acted as joint book-running managers and underwriters for the offering. The underwriters have a 30-day option to purchase up to an additional 988,936 shares from the selling stockholders to cover over-allotments. Standard Parking did not receive any proceeds from the offering and will not receive any proceeds from the sale of shares pursuant to any exercise of the underwriters' over-allotment option.

The shares sold in the offering represent approximately 43% of Standard Parking's common stock currently outstanding and reduced the selling stockholders' collective ownership interest in Standard Parking from approximately 49% to 6%. Assuming the exercise of the over-allotment option in full, the selling stockholders will cease to own any shares of Standard Parking's common stock. The total number of shares of common stock outstanding did not change as a result of the offering.

Standard Parking has filed a registration statement, including a prospectus, with the Securities and Exchange Commission, which was declared effective on October 6, 2009, for the offering to which this communication relates. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Copies of the final prospectus are available by contacting Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, Eleven Madison Avenue, New York, New York 10010-3629, Telephone number +1 800 221-1037 or William Blair & Company, L.L.C., 222 West Adams Street, Chicago, Illinois 60606, Telephone number +1 800 621-0687.

Standard Parking, with more than 12,000 employees, manages approximately 2,200 facilities, containing over one million parking spaces in more than 330 cities across the United States and Canada, including parking-related and shuttle bus operations serving approximately 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this press release. Standard Parking's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

CONTACT: Standard Parking Corporation
         G. Marc Baumann, Executive Vice President and
          Chief Financial Officer
         (312) 274-2199
         mbaumann@standardparking.com